UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a — 12
Maritrans Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on October 11, 2006:
Q&A #2
For All Employees:
Q-1. Will the Valour still be raised?
A. Nothing has changed in regard to the ongoing investigation of the Valour incident. We are still pushing the salvage company to raise the Valour, and we plan to participate in the USCG hearings. Also, plans for naming and christening the B.E.S.T. Center are underway and a date will be announced for the ceremony shortly.
Q-2. What’s going on with the employee survey?
A. The 2006 employee survey has been discontinued. We have not yet made a decision whether an employee survey will be conducted in 2007.
Q-3. When will the integration teams be announced?
A. As of right now, 13 areas have been identified as requiring project teams to manage the integration process. These teams will be announced within the next two weeks.
Q-4. How are people being selected to work on the integration teams?
A. The Maritrans Business Leaders, along with the integration team from OSG, will identify the appropriate participants for each team according to subject matter expertise and single point accountability.
Q-5. Can I apply for an open OSG position?
A. Yes, qualified Maritrans employees are eligible to apply for OSG positions. In fact, OSG has begun to submit open job vacancy notifications to the Maritrans Human Resources department.
Q-6. Will there still be a Maritrans retirement dinner?
A. Yes, the annual Maritrans retirement dinner will take place on October 16, 2006 as planned.
For Seagoing Employees
Q-7. What is the company’s intentions concerning the future status of the contract with AMO after the acquisition?
A. Maritrans’ seafarers who are members of AMO are very valuable to our company. We will continue our affiliation with AMO after the acquisition closes.
Q-8. What is the possible scenario for union affiliation for Maritrans seagoing personnel when the current contract with Maritrans and AMO expires?

A. When the master services agreement with the AMO and associated supplements are up for renewal, we intend to negotiate in good faith with AMO to renew our agreement.
Q-9. Will OSG push for MEBA affiliation for Maritrans personnel in that OSG is already contracted with MEBA on their American flagged ships?
A. OSG must retain Maritrans’ current union relationship with AMO and the SIU following the closing of the merger.
Q-10. After the merger is complete and all seagoing employees are operating under one banner, would a more senior employee that had already been at OSG be able to use their seniority to displace (“bump”) a previous Maritrans employee that was employed in a more favorable position (i.e., three week rotation, short runs in the GOM, etc.)?
A. Some vessels will be manned and operated by AMO contracts and others by MEBA contracts. Under those agreements, officers cannot bump from one contract to another. Whether unlicensed personnel will be permitted to bump is an issue to be resolved in discussions with the SIU.
Q-11. With the ten year anniversary of the seagoing supervisors’ affiliation with AMO coming up in two years, will employees who were employed by Maritrans at the time of the affiliation with AMO get credit for all the years they’ve been licensed, no matter where they worked under the AMO pension plan?
A. If you have questions about your rights under the AMO benefit plans, please call the AMO Benefits Plan office at 1-800-348-6515.
Q-12. Will we be changing pay scales?
A. Existing contracts, including pay scales will continue to apply.
Q-13. Will our vessel tours and vacations change in length?
A. No, existing contracts will continue to apply.
For Shoreside Employees:
Q-14. Are there any limitations to our 2006 budget expenditures?
A. It is business as usual in terms of the 2006 budget, but please discuss major capital or project expenses with your manager.
Q-15. Are we still going to fill the two open shoreside positions?
A. The two vacant shoreside positions, data entry clerk and marine engine/naval architect, are on hold at this time pending design of the new organizational structure.
Q -16. Will our benefits remain the same or will they change?
A. We are in the process of reviewing all benefits. Should there be a decision to change any benefits, you will be notified as soon as possible.
Q-17. What’s happening with the expanded office space?

A. We are moving forward with the lease on the new office space. We anticipate the build out of the new space to begin in early January 2007. The expanded office space will be designed to accommodate our current needs, positions moving down from New York and growth.
Q-18. Does OSG have a defined benefit plan (pension plan) similar to Maritrans?
A. OSG does not have a defined benefit plan at the present time. OSG terminated their defined benefit plan in 2005. OSG does have a capital accumulation plan as well as a 401k plan.
Q-19. Will Maritrans 401K Plan remain under the care and administration of NYLIM?
A. From 10/1/06 to 10/1/07, the Maritrans Retirement Plan and the Maritrans Profit Sharing and Savings Plan will continue to be administered by NYLIM. Education sessions regarding NYLIM will be held within the next few weeks.
Q-20. What about those who purchase US Savings Bonds thru the payroll deduction program?
A. The future of the US Savings Bond program via payroll deduction has not yet been determined. The transition team consisting of members from Maritrans and OSG will work to determine the benefit available going forward. Once this has been decided, employees will be notified.
Q-21. Will the change in ownership have any affect on our retirement plan and our 401K?
A. At this point in time, it has not yet been decided how the retirement plans or 401K will be affected due to the acquisition or whether Maritrans employees will be participating in the OSG plans. Once this decision has been made, employees will be notified.

For Shoreside Employees:
Q-22. What’s the shoreside organizational structure going to look like?
A. It’s too early in the process to present any organizational charts. It is anticipated that a revised organizational structure that fits OSG while also meeting the needs of our newly created strategic business unit will be designed and communicated on or before the closing of the sale. We anticipate the closing to occur before year-end.
Q-23. Given the chance of possible layoffs/reductions in force, is Maritrans considering any type of full or partial reimbursement forgiveness for benefits received under polices such as relocation or tuition reimbursement as an exception to policy for employees who may choose to pursue other employment opportunities before facing the risk of a position elimination? If a full or partial forgiveness will not be granted for voluntary terminations, would the company allow a repayment plan to ease the burden of having to reimburse the company for benefits received immediately upon separation?
A. At this point in time, it has not yet been decided how the tuition or relocation reimbursements will be affected. Once this decision has been made, employees will be notified.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Maritrans with the Securities and Exchange Commission, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement when it becomes available.
# # #